Exhibit 10.5.1

NEW YORK LIFE INSURANCE COMPANY

51 MADISON AVENUE

NEW YORK, NEW YORK 10010

June 25, 2010

AMERICAN FINANCIAL EXCHANGE, L.L.C.

PLAZA X URBAN RENEWAL ASSOCIATES L.L.C.

PLAZA X LEASING ASSOCIATES L.L.C.

c/o Dividend Capital Total Realty Trust

518 17th Street, Suite 1700

Denver, Colorado 80202

Attn: General Counsel

Re:	Loan No. 374-0268 (“Loan”) from New York Life Insurance Company (“Lender”) to American Financial Exchange, L.L.C., Plaza X Urban Renewal Associates L.L.C. and Plaza X Leasing Associates L.L.C., each a New Jersey limited liability company (collectively, “Borrower”), and the promissory note (“Note”) and mortgage (“Mortgage”) executed in connection therewith

Ladies and Gentlemen:

In connection with the Loan and in accordance with your request, this is to advise you that:

1. Monthly Escrows for Taxes and Insurance Premiums. Prior to December 10, 2016 (the “Initial Term”), Lender agrees to waive the obligations and requirements imposed upon Borrower by Section 1.04 (Escrow Deposits) of the Mortgage for the payment to Lender each month of tax and insurance deposits on the condition that:

(a)	Borrower pays all real estate taxes, assessments and similar charges as they become due and before they become delinquent,

(b)	Borrower pays all insurance premiums at least ten (10) days before the expiration date of any policy or policies required under the Mortgage, to the extent that Borrower has been invoiced for such premiums, but in any case, notwithstanding the foregoing, Borrower shall not permit any such policy to lapse,

(c)	Borrower promptly submits to Lender’s Real Estate Department evidence of the timely payment of such real estate taxes, assessments and similar charges and receipts evidencing the timely payment of insurance premiums,

(d)	the Debt Coverage Ratio, as determined by Lender, is at least 1.50, and

(e)	Borrower pays to Lender on the date hereof a one-time administrative fee of $3,000 for monitoring Borrower’s compliance with its obligation to pay Impositions and insurance premiums.

2. Borrower Financial Statements. Lender agrees to allow Borrower to submit annual financial statements prepared and certified by an authorized officer or other authorized party of Borrower in lieu of requiring that such annual financial statements be certified by an independent certified public accountant as required by Section 1.06A. of the Mortgage, provided that Borrower furnishes to Lender the financial statements required by such Section within one hundred twenty (120) days after the end of each fiscal year of Borrower. Such certification by an authorized officer or other authorized party of Borrower must specifically state that the financial statements being submitted were prepared in accordance with generally accepted accounting principles relating to real estate consistently applied and that the information contained therein is true and correct and accurately represents the financial position of the Secured Property.

3. Guarantor Financial Statements. Lender agrees to allow Dividend Capital Total Realty Trust Inc., a Maryland corporation (“TRT”) and Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership (“TROP”, and together with TRT, “Guarantor”) to submit annual consolidated financial statements certified by an authorized officer or other authorized party of such Guarantor in lieu of requiring that such annual financial statements be certified by an independent certified public accountant as required by Section 1.11 of that certain Guaranty of even date herewith, executed by Guarantor in favor of Lender (the “Guaranty”), provided that each of TRT and TROP furnishes to Lender the financial statements required by such Section within one hundred twenty (120) days after the end of each fiscal year of TRT and TROP. Such certification by an authorized officer or other authorized party of each of TRT and TROP must specifically state that the financial statements being submitted were prepared in accordance with generally accepted accounting principles, consistently applied and that the information contained therein is true and correct and accurately represents the financial position of each of TRT and TROP.

4. One Time Right to Transfer Property or Transfer all Equity Interests in Borrower.

4.1 Transfer Conditions. Notwithstanding the provisions of Section 1.11 of the Mortgage, Lender agrees to allow Borrower to transfer or sell the entire Secured Property (or in lieu thereof, permitting the owners of Borrower to transfer or sell their entire ownership interests in Borrower) one time, and one time only, subject to Lender’s prior written consent, which consent shall not be unreasonably withheld, provided that Lender receives at least thirty (30) days prior written notice of the proposed sale or transfer together with the Required Documentation (as hereinafter defined) and that at the time of the sale or transfer:

(a)	No Event of Default has occurred and is continuing under any of the Loan Documents and no event exists which, with the giving of notice or lapse of time, or both, would constitute such an Event of Default.

(b)	Lender is paid a fee equal to three quarters of one percent (0.75%) of the then outstanding principal balance of the Loan;

(c)	the proposed transferee and/or its principal(s) have or control assets having, a minimum net worth of $750,000,000.00 and executes an agreement affirming all of the financial covenants and conditions contained in Sections 1.15, 1.16 and 1.17 of the Guaranty;

(d)	the Debt Coverage Ratio, as determined by Lender, is not less than 1.75, which ratio can be satisfied by making a partial prepayment of the Loan (subject to payment of the Make-Whole Amount (as defined in the Note));

(e)	the proposed transferee and/or its principal(s) has experience, acceptable to Lender, in owning and operating properties similar to the Secured Property and at the time of transfer owns and/or manages at least 2,500,000 square feet of commercial real estate, including no less than 1,000,000 square feet of office space;

(f)	the proposed transferee and its general partner(s) or managing member(s), if any, each is a bankruptcy remote, single purpose, single asset entity; the Secured Property will be the only asset and real property owned by or which has ever been or will ever be owned by the proposed transferee; the only asset owned by or which has ever been or will ever be owned by any general partner or managing member of the proposed transferee is such general partner’s or managing member’s interest in Borrower; the proposed transferee (and its general partner(s) or managing member(s)) will not have engaged and will not engage in any business other than owning (indirectly in the case of any general partner or managing member) and operating the Secured Property; and the ownership structure and organizational documents of the proposed transferee and of its general partner(s) or managing member(s) shall be in form and substance acceptable to Lender, shall require an independent director and shall contain, among other things, acceptable restrictions on such entities’ purpose and ability to incur indebtedness, “separateness covenants” and such other bankruptcy-remote, single purpose provisions that Lender may require;

(g)	the proposed transferee, if it takes title to the Secured Property, assumes all obligations of Borrower under the Loan Instruments (except side letters or other agreements, if any, which are personal to and intended to benefit only the original Borrower), pursuant to an assumption agreement in form and content acceptable to Lender, which includes representations and warranties substantially equivalent to those set forth in the Loan Instruments (exclusive of any modifications thereto set forth in this or other side letters, if any, which are “personal” to the original Borrower) relating to compliance with OFAC or other statutes or regulations covered by Section 2.08 of the Mortgage and any similar regulations or statutes and the Employee Retirement Income Security Act of 1974, as same may have been amended, and with respect to being an SPE, bankruptcy remote borrower;

(h)	the proposed transferee executes and/or delivers all documents evidencing or relating to the assumption required by Lender, including, but not limited to:

(i)	an Environmental Indemnity Agreement and Pledge and Security Agreement in Lender’s then current form,

(ii)	evidence of proper corporate (or other appropriate) authority,

(iii)	an endorsement to Lender’s title policy updating the effective date to the date of the transfer with no additional title exceptions, reflecting the proposed transferee as the title holder, and otherwise in form and substance acceptable to Lender,

(iv)	new and amended financing statements (which shall be filed in the appropriate offices);

(v)	the proposed transferee’s certification of its legal name, type of organization, federal tax identification number, place of business, or if the proposed transferee has more than one place of business, its chief executive office, its mailing address and its organizational identification number or certification that it does not have an organizational identification number; and

(vi)	if requested by Lender, a non-consolidation opinion in form and substance acceptable to Lender.

(i)	neither the proposed transferee, nor any of its constituent entities, nor any person or entity affiliated with either the proposed transferee or any of its constituent entities:

(i)	has held an ownership interest in real property that was collateral for any loan made by Lender and/or any of its affiliates (each a “NYL Loan”) that was sold at a foreclosure or similar sale or transferred by deed in lieu thereof or as to which a foreclosure or similar sale proceeding was or is pending,

(ii)	has been in default, beyond the applicable cure period, if any, under a NYL Loan as a result of which the NYL Loan has been accelerated,

(iii)	in connection with a default under a NYL Loan, has entered into a modification, forbearance or similar agreement,

(iv)	is presently or at any time has been, the subject of any bankruptcy, reorganization, insolvency, debtor-creditor or other similar proceeding, or made an assignment for the benefit of creditors in connection with a NYL Loan, and/or

(v)	is a current or past litigant, opposing Lender, in any lawsuit brought against or by Lender;

(j)	additionally, neither the proposed transferee, nor any of its parent constituent entities (i) is presently or at any time has been the subject of any bankruptcy, reorganization, insolvency, debtor-creditor or other similar proceeding, or made an assignment for the benefit of creditors or (ii) has held an ownership interest in real property that was collateral for any loan that was sold at foreclosure or similar sale or transferred by deed in lieu thereof or as to which a foreclosure or similar sale proceeding was or is pending;

(k)	Lender’s then current form of guaranty of the Non-Recourse Exceptions, Environmental Indemnity Agreement, Cash Management Agreement and any and all other documents with respect to the deposits or paydown required in connection with the exercise of the first Extension Option (as hereinafter defined) and the second Extension Option, as applicable, are executed by one or more of the proposed transferee’s partner(s), member(s), shareholder(s), principal(s) or other transferee affiliated persons or entities as shall be designated by Lender and having a net worth satisfactory to Lender;

(l)	each of the (i) Schwab Lease, (ii) Citco Lease (as defined in the Cash Management Agreement), (iii) IPC Lease (as defined in the Cash Management Agreement), and (iv) Northern Trust Lease (as defined in the Cash Management Agreement), shall be in full force and effect (unless terminated with Lender’s prior written consent), unmodified (or if modified, such modification shall be in form and substance reasonably satisfactory to Lender), and shall not be subject to any rental offsets or concessions, or claims or defenses to its enforcement, or to any unpaid leasing brokerage commissions (collectively, the “Rental Requirement”);

(m)	the Secured Property shall continue to qualify for and enjoy the benefit of the existing Tax Exemption Documents (the “Tax Exemption Requirement”); and

(n)	all actual, out-of-pocket costs and expenses incurred by Lender (including legal fees) in connection with the transaction are paid by Borrower. Upon completion of the sale or transfer, Borrower shall provide to Lender all of the documents associated with the sale or transfer as may be requested by Lender. At Lender’s sole option, the Loan shall become immediately due and payable upon any other or further sale or transfer, unless such sale or transfer is consented to by Lender in writing or is otherwise permitted pursuant to this letter or the Loan Instruments without Lender’s consent.

4.2 Required Documentation. Borrower shall provide to Lender, at least thirty (30) days prior to the proposed sale or transfer, all information requested by Lender in connection with such sale or transfer (the “Required Documentation”), which may include, without limitation, (a) a copy of the fully executed purchase and sale agreement, including all amendments thereto; (b) a description, including a chart, if appropriate, of the ownership structure of the proposed transferee and each of its principals; (c) copies of the organizational documents of the proposed transferee, its constituent entities and its principals; (d) a current financial statement for the proposed transferee and each of its principals, in sufficient detail to permit a determination of net worth for each of such entities; and (e) two (2) bank references for the proposed transferee and each of its principals. The Required Documentation shall also include a $30,000 non-refundable processing fee.

4.3 Release of Guarantor. Upon the satisfaction of all of the transfer conditions set forth in this Paragraph 4, as evidenced by Lender’s consent to such transfer, Lender shall release Guarantor from all liability under the Guaranty and the Environmental Indemnity Agreement, except for any obligation or liability arising or accruing prior to the transfer date and except for any obligation or liability that arises or accrues from events that occurred prior to such transfer date.

4.4 Affiliate Transferee. A transfer of the Secured Property from Borrower to an affiliate of Borrower that is owned and controlled in substantially the same manner as Borrower is owned and controlled on the date hereof (the “Affiliate Transferee”) will be permitted, provided that Borrower satisfies all of the transfer conditions set forth in this Paragraph 4 to Lender’s satisfaction (including the right of Lender to thoroughly review the organizational documentation of the Affiliate Transferee and its constituent members/partners), except that payment to Lender of an assumption fee shall not be due in connection with such transfer to an Affiliate Transferee. Any such transfer to an Affiliate Transferee shall not constitute Borrower’s one-time right to transfer the Secured Property pursuant to this Paragraph 4 and such one-time right to so transfer the Secured Property to another party shall continue for the benefit of the Affiliate Transferee.

5. Permitted Transfers of Non-Controlling Ownership Interests.

5.1 Permitted Transfers. Notwithstanding the provisions of Section 1.11 of the Mortgage, Lender agrees to allow transfers of direct and indirect non-controlling ownership interests in Borrower, subject to Lender’s prior written consent, which consent shall not be unreasonably withheld, provided that Lender receives at least thirty (30) days prior written notice of the proposed transfer together with all supporting documentation required by Lender, including but not limited to, a chart showing the proposed revised ownership structure of Borrower and copies of the proposed modifications to any of the organizational documents of Borrower, its constituent entities and/or its principals, and provided further that:

(a)	at the time of such transfer:

(i)	each of the Guarantors reaffirms all of its obligations under the Environmental Indemnity Agreement and under the Guaranty;

(ii)	if requested by Lender, Borrower provides to Lender its representation and warranty, in form and substance satisfactory to Lender, regarding the new ownership structure of Borrower and an opinion of counsel acceptable to Lender from counsel acceptable to Lender, that the ownership structure of Borrower is as has been represented to Lender by Borrower and as to such other matters related to the proposed transfer as Lender may require;

(iii)	Borrower re-makes representations and warranties acceptable to Lender and substantially equivalent to those set forth in the Loan Instruments (exclusive of any modifications thereto set forth in side letters, if any, which are “personal” to the original Borrower) relating to compliance with OFAC or other statutes or regulations covered by Section 2.08 of the Mortgage and any similar regulations or statutes and the Employee Retirement Income Security Act of 1974, as same may have been amended;

(iv)	neither the proposed transferee, nor any of its constituent entities, nor any person or entity affiliated with either the proposed transferee or any of its constituent entities (A) has held an ownership interest in real property that was collateral for any loan made by Lender and/or any of its affiliates (each a “NYL Loan”) that was sold at a foreclosure or similar sale or transferred by deed in lieu thereof or as to which a foreclosure or similar sale proceeding was or is pending, (B) has been in default, beyond the applicable cure period, if any, under a NYL Loan as a result of which the NYL Loan has been accelerated, (C) in connection with a default under a NYL Loan, has entered into a modification, forbearance or similar agreement, (D) is presently or at any time has been, the subject of any bankruptcy, reorganization, insolvency, debtor-creditor or other similar proceeding, or made an assignment for the benefit of creditors in connection with any NYL Loan, and/or (E) is a current or past litigant, opposing Lender, in any lawsuit brought against or by Lender;

(v)	neither the proposed transferee, nor any of its parent constituent entities (A) is presently or at any time has been the subject of any bankruptcy, reorganization, insolvency, debtor-creditor or other similar proceeding, or made an assignment for the benefit of creditors or (B) has held an ownership interest in real property that was collateral for any loan that was sold at foreclosure or similar sale or transferred by deed in lieu thereof or as to which a foreclosure or similar sale proceeding was or is pending;

(vi)	the Rental Requirement and the Tax Exemption Requirement continue to be satisfied; and

(vii)	all actual out-of-pocket costs and expenses incurred by Lender (including reasonable legal fees) in connection with the transaction are paid by Borrower;

(b)	immediately following the contemplated transfer:

(i)	TRT retains (a) indirect ownership of no less than 51% of the ownership interests in Borrower and (b) direct ownership of no less than 51% of the ownership interests in (A) TROP or (B) its successor by merger or consolidation, and, by virtue of such ownership interest, controls the management of Borrower and the Secured Property and is required by the Loan Instruments to maintain such ownership interest and management rights, and

(ii)	TRT remains widely held and no one person or entity owns, together with their respective affiliates, more than 49% of the shares of TRT (the foregoing clauses (i) and (ii) shall be referred to collectively as the “TRT Criteria”).

(c)	Borrower pays to Lender a non-refundable processing fee of $10,000.

(d)	Upon completion of the transfer, Borrower shall provide to Lender all of the documents associated with the transfer as may be requested by Lender.

5.2 Additional TRT and TROP Transfer Rights. Notwithstanding the provisions of Section 1.11 of the Mortgage, the following transfers shall be permitted, subject to the terms and conditions set forth below:

(a)	Transfers of ownership of shares in TRT and of partnership interests in TROP shall be permitted without notice to or the consent of Lender being required or payment of a fee provided that (A) the TRT Criteria are satisfied, (B) any such transfer of ownership does not cause a breach of any covenant, representation or warranty set forth in the Loan Instruments relating to compliance with OFAC or ERISA (as such terms are defined in the Mortgage) (an “OFAC/ERISA Breach”) and (C) any such transfer of ownership interests shall not impair Guarantor’s obligations under the Environmental Indemnity Agreement and under the Guaranty and Guarantor shall so acknowledge in the Loan Instruments executed at the closing.

(b)

TRT and TROP may merge or consolidate with another entity, without the consent of Lender being required, provided that: (i) (A) the surviving entity, if not TRT or TROP, is a Qualified Party (as defined below) and in the case of a merger or consolidation of TROP, TRT is Not Impaired by the Merger (as defined below) and the TRT Criteria is satisfied, (B) the surviving entity, if TRT or TROP, is Not Impaired by the Merger and in the case of a merger or consolidation of TROP, TRT is also Not Impaired by the Merger and the TRT Criteria is satisfied and (C) such action does not cause an OFAC/ERISA Breach, (ii) Lender receives at least thirty (30) days prior written notice of the proposed merger or consolidation, describing the merger or consolidation together with all supporting documentation reasonably required by Lender to determine if the surviving entity is a Qualified Party or Not Impaired by the Merger, as applicable, (iii) any such transfer of ownership interests shall not impair Guarantor’s obligations under the Environmental Indemnity Agreement and under the Guaranty and Guarantor (which shall be the surviving entity after the merger or consolidation) shall so acknowledge to Lender in writing, and (iv) Borrower pays to Lender a non-refundable processing fee of $5,000.

5.3 Definitions. For purposes of this Paragraph 5, “Qualified Party” shall mean an entity which (A) meets the conditions of subparagraph 5.1(a)(iv) and (v) above, (B) has a net worth, including the net worth of its ultimate parent if the entity is a single asset entity, exceeding the lesser of (i) $1,100,000,000, and (ii) the net worth of TRT at the time of the merger or consolidation, as applicable, and (C) is recognized as an “institutional investor”, which, at the time of transfer, owns and/or manages at least 5,000,000 square feet of commercial real estate, including 2,000,000 square feet of office space. For purposes of this Paragraph 5, “Not Impaired by the Merger” shall mean (i) with respect to TRT, that after any merger or consolidation, that TRT’s net worth is not less than the lesser of (x) $1,100,000,000, or (y) the net worth of TRT at the time of the merger or consolidation, as applicable, or (ii) with respect to TROP, that after any merger or consolidation, that TROP’s net worth is not less than the lesser of (x) $1,100,000,000, or (y) the net worth of TROP at the time of the merger or consolidation, as applicable.

6. Options to Extend Loan Term.

6.1 Extension Right. Lender agrees to allow Borrower two (2) options (each an “Extension Option”) to extend the Initial Term for two additional twelve (12) month periods (each an “Extension Period”) provided Borrower requests the extension in writing not less than sixty-five (65) days prior to the maturity of the Initial Term or the first Extension Period, as the case may be (the “Extension Request”).

6.2 Interest Rate and Related Terms. Within fifteen (15) business days of Lender’s receipt of an Extension Request, Lender shall inform Borrower, in writing, of the extension term interest rate and other Loan terms related to floating rate loans (“Extension Terms Letter”). The interest rate for each Extension Period shall be determined by Lender, in Lender’s sole discretion, and shall be equal to Lender’s then current interest rate (i.e. 30-day LIBOR plus Lender’s then current spread) for similar loans with similar maturities secured by comparable properties in the same geographic area, but in no event less than five and one-half percent (5.50%). Within fifteen (15) days after receipt of the Extension Terms Letter, Borrower shall advise Lender, in writing, of its election to accept or reject the terms set forth in the Extension Terms Letter. If Lender’s proposed terms are accepted by Borrower, the closing of the applicable Extension Period shall occur at least thirty (30) days before the maturity of the Initial Term or the first Extension Period, as applicable, but the interest rate adjustment shall be effective as of the commencement of the applicable Extension Period. If Borrower rejects the terms proposed by Lender, the Loan will mature at the end of the Initial Term or first Extension Period, as applicable, and Borrower shall have no further option to extend.

6.3 Extension Conditions. In connection with any Extension Option, the following conditions (the “Extension Conditions”) must be satisfied:.

(a) no Event of Default has occurred under any of the Loan Instruments and has continued beyond the applicable cure period, if any, and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute an Event of Default;

(b) execution and recording of an extension and modification agreement acceptable to Lender and any other documents required by Lender to conform the existing Loan Instruments to Lender’s then current forms;

(c) Guarantor reaffirms all of its obligations under the Environmental Indemnity Agreement and under the Guaranty and Borrower enters into an interest rate protection agreement, in form and substance satisfactory to Lender with a strike price and an institution reasonably acceptable to Lender;

(d) to the extent available, an endorsement to Lender’s title insurance policy insuring the validity and priority of the lien of the Mortgage, as modified by such extension and modification agreement, subject to no exceptions and reflecting no subordinate liens or other encumbrances encumbering the Secured Property, except those set forth in Lender’s existing Loan title policy, approved in writing by Lender or expressly permitted by the Loan Instruments without Lender consent;

(e) an update to, or recertification of, the survey of the Secured Property, which shall require evidence that no changes were made to the Secured Property since the closing of the Loan, unless approved by Lender;

(f) at Lender’s option, updating and/or re-delivery of all opinions, documentation and other materials delivered by Borrower in connection with the closing of the Loan; provided however, no additional opinion letters shall be required if the sole modifications of the Loan are the extension of the Maturity Date and adjustment of the interest rate;

(g) concurrently with its exercise of each Extension Option, Borrower pays to Lender an extension fee equal to three eighths of one percent (0.375%) of the outstanding principal balance of the Loan;

(h) all out-of-pocket costs and expenses incurred by Lender (including legal fees) in connection with the Extension Option are paid by Borrower, regardless of whether the transaction closes;

(i) Borrower executes and delivers to Lender an amended promissory note reflecting the applicable LIBOR rate and extended maturity date, which shall provide that during any Extension Period Borrower may prepay the entire outstanding principal balance of the Loan, together with all accrued interest thereon to the date of such prepayment, and all other outstanding obligations, provided that Borrower gives Lender not less than thirty (30) days prior written notice of its intention to make such prepayment, and provided further that Borrower pays the LIBOR breakage fees, if any;

(j) with respect to the exercise of the first Extension Option only, Borrower shall certify to Lender in writing that Guarantor is in compliance with the financial covenants set forth below (which certification shall include a detailed calculation of Guarantor’s Net Worth, Liquidity and Leverage Ratio, in a form acceptable to Lender and prepared and certified by an officer or other authorized party of Guarantor with such financial documentation as Lender may reasonably require to independently verify such certification), tested as of the fiscal quarter last ending before Borrower sends notice to Lender that it requests to exercise the first Extension Option.

(i) Minimum Net Worth: Guarantor’s Net Worth (as defined in the Guaranty) shall not be less than $750,000,000.

(ii) Minimum Liquidity: Guarantor’s Liquidity (as defined in the Guaranty) shall not be less than $35,000,000.

(iii) Leverage Ratio: Guarantor’s Leverage Ratio (as defined in the Guaranty) shall not be greater than 75%.

In the event Guarantor is in breach of one or more of the foregoing covenants, Borrower or Guarantor shall deposit in cash, on the closing date of the first Extension Period, (i) the amount of $9,320,000 into the Debt Service Escrow Account (as defined in the Cash Management Agreement) or (ii) if the only financial covenant that is breached is the Minimum Liquidity covenant, the amount equal to two (2) times the shortfall in Guarantor’s Liquidity (as defined in the Guaranty) not to exceed $9,320,000, which amount shall be deposited into the Covenant Breach Collateral Account with Lender and held pursuant to the Covenant Breach Cash Collateral/LC Agreement (as defined in the Guaranty). In the event the amount described in clause (ii) is deposited with Lender, such additional collateral shall be held by Lender until such time as Borrower shall have deposited a total of $9,320,000 into the Debt Service Escrow Account.

6.4 First Extension Debt Service Escrow Account.

(a)

In addition to the Extension Conditions set forth in Paragraph 6.3, should the Secured Property’s projected net operating income during the first Extension Period (excluding the Schwab Lease, but including any direct sub-tenancies whose scheduled lease terms extend beyond the term of Schwab Lease), as determined by Lender in its sole discretion (such determination to be made prior to the first Extension Period), not provide for a 1.00 to 1.00 Debt Coverage Ratio based on a nine percent (9%) loan constant on the outstanding principal balance of the Loan, then Borrower or Guarantor shall deposit one year of debt service equal to $9,320,000 into the Debt Service Escrow Account in the following manner: on the closing date of the first Extension Option, Borrower or Guarantor shall make an initial deposit of $5,000,000 (“Initial Deposit”) into the Debt Service Escrow Account and thereafter beginning on January 10, 2017, shall make monthly deposits in the amount of $480,000 (in addition to the monthly deposit of $170,000 in the TI & LC Account required under the Cash Management Agreement) into the Debt Service Escrow Account on the tenth (10th) day of each month for nine (9) months through September 10, 2017, which together with the Initial Deposit shall accrue to $9,320,000 by September 10, 2017. In the event the Schwab Lease is partially terminated or modified prior to the closing date of the first Extension Period, the Initial Deposit shall be recalculated accordingly;

(b)	Beginning on October 10, 2017, or as otherwise approved by Lender, funds in the Debt Service Escrow Account may be used to pay any debt service shortfall resulting from the Property’s net operating income being insufficient to cover the actual debt service payment due and payable on the Loan;

(c)	The balance of the funds in the Debt Service Escrow Account shall be returned to Borrower if the Loan is paid in full or shall be used to supplement the Additional Collateral Escrow Account (as defined in the Cash Management Agreement) in the event the second Extension Option is exercised;

(d)	Notwithstanding the foregoing, in the event the Schwab Lease is terminated or cancelled prior to the closing date of the first Extension Period, Borrower or Guarantor shall make a deposit of $9,320,000 into the Debt Service Escrow Account on the closing date of the first Extension Period which deposit shall be reduced by any deposits made pursuant to subparagraph 6.4(a) or subparagraph 6.3(j) above.

(e)	For the avoidance of doubt, in no event shall Borrower be required to deposit more than $9,320,000 into the Debt Service Escrow Account pursuant to subparagraph 6.4(a), 6.4(d) or subparagraph 6.3(j) above;

(f)	At the closing of the first Extension Period, Borrower shall pay to Lender a one-time non-refundable fee of $2,000 in connection with the administration of the Debt Service Escrow Account.

6.5 Second Extension Principal Balance Reduction. In the event any of the following conditions are not satisfied, Borrower or Guarantor shall pay down the outstanding principal balance of the Loan by $25,000,000:

(a)	on the closing date of the second Extension Option, the Property is at least sixty-five percent (65%) leased to tenants with lease terms acceptable to Lender, in its sole discretion, and

(b)	the Property’s net operating income (excluding the Schwab Lease), as determined by Lender, in its sole discretion, generated from signed tenant leases is not less than the greater of (a) $5,700,000 from 386,120 square feet or (b) the net operating income amount required to provide for a breakeven Debt Coverage Ratio based on the actual interest payments.

6.6 Second Extension Additional Collateral Escrow Account. In the event the Property’s net operating income (excluding the Schwab Lease), as determined by Lender, in its sole discretion, does not provide a 1.30 to 1.00 Debt Coverage Ratio based on a nine percent (9%) constant on the outstanding principal balance of the Loan (or the reduced outstanding principal balance of the Loan, as applicable), then Borrower or Guarantor shall:

(a)	transfer any remaining funds, if any, in the Debt Service Escrow Account into the Additional Collateral Escrow Account, and

(b)	deposit additional amounts into the Additional Collateral Escrow Account, equal to the difference between (X) the product of (i) the Loan’s outstanding principal balance and (ii) nine percent (9%) constant and (Y) the funds described in clause (a) above.

The Additional Collateral Escrow Account shall not be used to pay debt service. The funds shall remain on deposit until (i) the date on which the outstanding principal balance of the Loan is repaid in full or (ii) at the time Lender determines, in its sole discretion, that the Property’s projected net operating income in each year beginning January 1, 2018 through and including December 31, 2022 supports a 1.30 to 1.00 Debt Coverage Ratio based on a nine percent (9%) loan constant on the outstanding principal balance of the Loan.

7. Deemed Lease Approval. Notwithstanding anything to the contrary contained in Section 1.08 of the Mortgage or Section 8 of the Assignment, for all new leases, renewals, extensions, amendments or modifications that require Lender’s approval, if Lender fails to respond to Borrower’s request for approval within seven (7) Business Days of Lender’s receipt of such request, followed by Lender’s failure to respond within three (3) Business Days of a second request by Borrower, such failure shall be deemed to be Lender’s approval of the document submitted by Borrower for approval. In order to be effective, such approval requests shall contain language in bold, capital letters advising Lender of the time period in which Lender is required to review such request and that Lender’s failure to do so within such time period shall result in a deemed approval.

8. Building Façade Inspection. Borrower agrees to engage a consultant reasonably acceptable to Lender every three (3) years to conduct (and such consultant shall conduct) an inspection of the façade at the Secured Property. Borrower shall deliver to Lender such inspection results promptly after Borrower’s receipt thereof.

9. Biennial Certification. Borrower agrees to deliver to Lender every two (2) years copies of the Biennial Certification submitted to the New Jersey Department of Environmental Protection pursuant to that certain Deed Notice dated June 24, 2003 made by American Financial Exchange L.L.C. and recorded in the Hudson County Register of Deeds on September 2, 2003, in Book 7120, Page 291.

* * * * *

This letter agreement shall continue in effect and constitute a consent and waiver only so long as (a) no Event of Default has occurred under any of the Loan Instruments and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute an Event of Default and (b) the Secured Property (or any portion thereof) has not been conveyed or alienated by Borrower, it being acknowledged that this consent and waiver is “personal” to American Financial Exchange, L.L.C., Plaza X Urban Renewal Associates L.L.C. and Plaza X Leasing Associates L.L.C., and in the case of the consent and waiver granted to TRT and TROP pursuant to Paragraph 3 hereof, personal to TRT and TROP, and shall not apply to any successor or assignee of American Financial Exchange, L.L.C., Plaza X Urban Renewal Associates L.L.C. or Plaza X Leasing Associates L.L.C. in the Secured Property or to any successor or assignee of TRT or TROP. If either of the events described in clauses (a) or (b) have occurred, then, at Lender’s option, this letter agreement shall be null and void.

The waivers and consents hereby granted extend only to the matters set forth herein and under the conditions and limitations stated herein, and such waivers and consents are not intended to affect the rights of Lender to exercise any power or right it may have under the Mortgage or any other Loan Instrument.

All capitalized terms used in this letter and not defined shall have the respective meanings ascribed to them in the Mortgage.

[SIGNATURES ON FOLLOWING PAGE.]

Please acknowledge your receipt and agreement to the foregoing by signing a copy of this agreement in the space provided below and returning the signed copy to Lender.

Very truly yours,

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ LAURA CARDNO
Name:	Laura Cardno
Title:	Corporate Vice President

Agreement to the foregoing

is hereby acknowledged as of

the 25 day of June, 2010.

BORROWER:

AMERICAN FINANCIAL EXCHANGE, L.L.C.,
a New Jersey limited liability company

By:	/s/ GREG MORAN
Name:	Greg Moran
Title:	Authorized Signatory

PLAZA X URBAN RENEWAL ASSOCIATES L.L.C., a New Jersey limited liability company

By:	/s/ GREG MORAN
Name:	Greg Moran
Title:	Authorized Signatory

PLAZA X LEASING ASSOCIATES L.L.C., a New Jersey limited liability company

By:	/s/ GREG MORAN
Name:	Greg Moran
Title:	Authorized Signatory

Agreement to the foregoing

is hereby acknowledged as of

the 25 day of June, 2010.

GUARANTOR:

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.,

a Maryland corporation

By:	/s/ GREG MORAN
Name:	Greg Moran
Title:	Authorized Signatory

DIVIDEND CAPITAL TOTAL REALTY OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Dividend Capital Total Realty Trust Inc., a Maryland corporation, its general partner

	By:	/s/ GREG MORAN
	Name:	Greg Moran
	Title:	Authorized Signatory